Exhibit 99.1



CONTACTS:

Kenneth A. Paladino, CFO                Van Negris / Philip J. Denning
TII Network Technologies, Inc.          Kehoe, White, Van Negris & Company, Inc.
(631) 789-5000                          (212) 396-0606


FOR IMMEDIATE RELEASE
---------------------

                     TII NETWORK TECHNOLOGIES, INC. RECEIVES
                        NASDAQ STAFF DETERMINATION LETTER

COPIAGUE, NY - May 22, 2002 - TII Network Technologies, Inc., (Nasdaq: TIII), a leading provider of telecommunications network protection and management products, today announced that it has received a Nasdaq Staff Determination Letter dated May 16, 2002 indicating that its common stock fails to comply with Nasdaq's minimum bid price requirements for continued listing on The Nasdaq National Market (NMS) as set forth in Nasdaq's Marketplace Rule 4450(a)(5) and that the Company's common stock is, therefore, subject to delisting from the NMS.

However, under Nasdaq Marketplace Rules, TII has requested an oral hearing before the Nasdaq Listing Qualifications Panel to review the Staff Determination and to request continued listing. The hearing request will defer the potential delisting of the Company's common stock pending the Panel's decision. There can be no assurance that the Panel will grant the Company's request for continued listing. If the Company's common stock is to be delisted from the Nasdaq National Market, the Company intends to apply to transfer its common stock to The Nasdaq SmallCap Market.

TII is a proven technology leader specializing in providing the telecommunications industry with innovative, network protection and management products, including station protectors, network interface devices, DSL protectors, filters and splitters and power and data-line protectors, as well as creative, custom design solutions to meet customers' individual requirements.

Statements in this press release that are not strictly historical are "forward looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995, and should be considered as subject to various risks and uncertainties that could cause actual results to differ materially from those anticipated. For further details and a discussion of these risks and uncertainties, see the Company's Securities and Exchange Commission filings, including its Annual Report on Form 10-K.


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